US TUNGSTEN CORPORATION ANOUNCES COMPLETION OF THE REGISTRATION AND ACQUISITION OF 64 ADDITIONAL MINERAL CLAIMS IN BEAVERHEAD MONTANA.

Henderson, NV -- (Marketwire – September 18th, 2013) – US Tungsten Corporation (“US Tungsten” or “USTU”), (OTCQB: USTU), a company focused on becoming a near-term North American tungsten producer with the re-development of the historically productive Calvert Mine in SW Montana, is pleased to announce that we completed the registration and acquisition of 64 mineral claims located in Beaverhead, Montana.  The claims were registered on behalf of our company with the U.S. Department of the Interior, Bureau of Land Management at a cost of $12,096.  The claims span approximately 1280 acres.  Our company began staking the claims in March 2013.

ABOUT US TUNGSTEN CORP:

U.S. Tungsten Corp. was built upon one mandate: The best way to solve the looming crisis in domestic tungsten supplies is to find tungsten right here at home.

As a result, US Tungsten has assembled a team of tungsten experts who are skilled and experienced in the exploration of this strategic metal. The company’s initial focus is in the western US where tungsten was mined in the past, and is also home to many discoveries that remain undeveloped. The last tungsten mine in the US closed in 2000 and no domestic tungsten mining has occurred since. Historic tungsten mines and occurrences are found in the West, particularly in Montana, California, Nevada, Colorado and Arizona.

Beginning early in 2012, the company launched their specialty metals search in Montana. US Tungsten’s first acquisition was a property in the western portion of the state where historical mining has produced high grade tungsten through 1956 - 1957. Following our initial prospecting and assessment, we plan to conduct initial exploration in 2013 and 2014.

US Tungsten’s goal is to expand our holdings through aggressive prospecting and staking across the western U.S, building a domestic, secure project portfolio of tungsten and other specialty metals projects.

SAFE HARBOR STATEMENT:

"Forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future including, but not limited to, additional acquisitions. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with mineral exploration. US Tungsten, Corp. assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our current and periodic reports filed from time-to-time with the Securities and Exchange Commission.

For further information, please visit the company’s website: www.ustungsten.com

US Tungsten Corp.

Tel: 702-940-2323

Fax: 702-952-0400

email: info@ustungsten.com